Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports Record Results for 2009

VALLEY COTTAGE, NY—March 10, 2010—CreditRiskMonitor (Symbol: CRMZ) announced that for the year ended December 31, 2009 revenues increased 34% to $7.85 million and net income was $1.74 million versus $372,000 last year.

Jerry Flum, CEO, said, “2009 was a banner year for our company – with record operating revenues and operating income, our cash balance at year-end was the highest in our history even after payment of our first-ever dividend to shareholders in December. The Company’s 2009 earnings were augmented by the reversal of the tax valuation allowance, because we now expect that the Company will be able to utilize its net operating loss carry-forwards prior to their expiration. Plus, this strong performance was achieved during a period of economic contraction.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Operating revenues	$7,848,010	$5,872,996

Operating expenses:
Data and product costs	2,118,316	1,753,338
Selling, general and administrative expenses	4,813,064	3,795,232
Depreciation and amortization	103,909	81,531

Total operating expenses	7,035,289	5,630,101

Income from operations	812,721	242,895
Other income, net	13,893	133,048

Income before income taxes	826,614	375,943
Benefit (provision) for state and local income taxes	908,960	(4,117)

Net income	$1,735,574	$371,826

Net income per share of common stock:

Basic	$0.22	$0.05

Diluted	$0.21	$0.05

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$4,679,466	$912,591
Marketable securities	-	2,958,996
Accounts receivable, net of allowance of $30,000	1,370,523	1,146,066
Other current assets	253,857	237,883

Total current assets	6,303,846	5,255,536

Property and equipment, net	261,591	213,142
Goodwill	1,954,460	1,954,460
Deferred taxes on income	913,503	-
Other assets	23,116	28,109

Total assets	$9,456,516	$7,451,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$5,321,116	$4,394,803
Accounts payable	42,614	52,758
Accrued expenses	698,832	610,748

Total current liabilities	6,062,562	5,058,309

Other liabilities	-	3,424

Total liabilities	6,062,562	5,061,733

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,849,462 shares	78,494	78,494
Additional paid-in capital	28,333,094	28,279,268
Accumulated deficit	(25,017,634)	(25,968,248)

Total stockholders’ equity	3,393,954	2,389,514
Total liabilities and stockholders’ equity	$9,456,516	$7,451,247

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.